Exhibit 99.1

NEWS RELEASE
For Immediate Release
Contact: Alison Ziegler, Cameron Associates (212) 554-5469
alison@cameronassoc.com     www.usecology.com

US ECOLOGY, INC. ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2009 RESULTS

Provides business outlook for 2010

Boise, Idaho – March 4, 2010 – US Ecology, Inc. (formerly known as American Ecology Corporation) (NASDAQ-GS: ECOL) (“the Company”) today reported results for the fourth quarter and year ended December 31, 2009.  Net income was $2.6 million, or $0.15 per diluted share, for the fourth quarter of 2009, down from net income of $5.2 million, or $0.29 per diluted share, in the fourth quarter last year.  Operating income for the fourth quarter of 2009 was $4.6 million compared to $8.3 million for the fourth quarter of 2008.  All four of the Company’s disposal facilities remained profitable.

Revenue for the fourth quarter of 2009 was $23.6 million, down from $44.0 million in the same quarter last year.  This reflects declines in both transportation revenue and treatment and disposal revenue primarily due to the completion of the four year Honeywell International (“Honeywell Jersey City”) project in early October of 2009 and the Molycorp/Chevron Pennsylvania (“Molycorp”) project which shipped waste in the fourth quarter of 2008 and was completed in early 2009.  “Base” business revenue (revenue from recurring waste streams) declined 10% in the fourth quarter of 2009 compared to the same quarter last year on decreased shipments from other industry, waste broker and refinery customers.  “Event” remediation revenue (revenue from discrete projects) declined 43% in the fourth quarter of 2009 over the same quarter last year primarily due to the completion of the Honeywell Jersey City and Molycorp projects earlier in 2009.  Our Texas thermal desorption recycling service contributed $1.7 million in revenue from a combination of Base and Event business in the fourth quarter of 2009, down 15% from the $2.0 million of revenue generated in the fourth quarter of 2008.  Total volumes disposed at our Idaho, Nevada and Texas waste facilities were 132,000 tons in the fourth quarter of 2009, down 49% from the fourth quarter of 2008.

Gross profit was $7.6 million in the fourth quarter of 2009, down from $12.4 million reported in the fourth quarter of 2008.  Net reductions in closure and post-closure obligations increased gross profit by $331,000 in the fourth quarter of 2009 and $230,000 in the fourth quarter of 2008.

Selling, general and administrative (“SG&A”) expense for the fourth quarter of 2009 was $3.7 million, or 15% of revenue, as compared to $4.1 million, or 9% of revenue, in the same quarter last year.  The $400,000 decrease in SG&A expense reflects lower compensation costs, bad debt expense and professional service fees, partially offset by a $244,000 thermal equipment impairment charge related to the discontinuation of thermal services at our Beatty, Nevada facility.

During the quarter we collected $661,000 in net proceeds for claims filed under our insurance policies.

Other income, primarily interest and royalty income, was $55,000 for the fourth quarter of 2009, down from $169,000 in the fourth quarter of 2008, largely due to lower interest rates earned.

Our effective income tax rate for the fourth quarter of 2009 was 43.6% as compared with 38.3% in the fourth quarter of 2008.  This increase is primarily due to lower pre-tax earnings in the current year, which increases the impact of non-tax-deductible expenses on our effective tax rate, higher estimated state income taxes and year-end adjustments to our deferred taxes.

At December 31, 2009, we had $32.7 million of cash, cash equivalents and short-term investments on hand, with $11.0 million of our $15.0 million line of credit unused.  The $4.0 million balance covers a standby letter of credit providing collateral for financial assurance for future closure and post-closure obligations.  We had no borrowed debt at quarter end.

“The completion of the Honeywell Jersey City project combined with continued softness in the industrial markets and few Event projects pushed revenue lower in the fourth quarter,” commented Chief Financial Officer, Jeff Feeler.  “These revenue decreases were partially offset by continued decreases in operating expenses, net reductions in landfill closure obligations and recognition of an insurance settlement.”

2009 Full Year Results

Operating income for the year ended December 31, 2009 was $23.1 million as compared with $34.5 million in 2008.  Net income for the full year 2009 was $14.0 million, or $0.77 per diluted share, as compared with net income of $21.5 million, or $1.18 per diluted share, in 2008.

Revenue for the year ended December 31, 2009 was $132.5 million compared with revenue of $175.8 million for the year ended December 31, 2008.  Base business revenue declined 6% in 2009 compared to last year on decreased shipments from other industry and waste broker customers.  Event remediation revenue declined 24% in 2009 over last year primarily due to fewer government and private industry cleanup projects.

Disposal volumes for 2009 declined 35% to 774,000 tons from 1,192,000 tons in 2008.  Gross profit was $36.3 million in 2009 compared with $49.4 million in 2008.  Direct operating expenses for 2009 were $96.2 million, down from $126.4 million in 2008.  This reflects lower rail and truck transportation expenses, variable costs for waste treatment additives, disposal cell amortization expense on reduced waste volumes and reduced labor and benefits expenses.  Favorable adjustments to our closure and post-closure obligations benefited our gross profit by $331,000 in 2009 and $923,000 in 2008.

In October 2009, we received our final shipments from the Honeywell Jersey City project.  This project shipped approximately 1.3 million tons of material from 2005 to 2009 making it one of the largest private cleanups in history.  2009 total revenue, including pass-through revenue for transportation services, from Honeywell was $50.6 million.  During 2009 the Honeywell project became increasingly more profitable as a result of lower additive costs and a reduction in personnel as we prepared for the end of the project.  At the same time, economic conditions significantly impacted our non-Honeywell business resulting in the Honeywell project becoming a more significant portion of our total business. We estimate that the Honeywell Jersey City project contributed approximately 30% of total operating income in 2009, higher than in any previous year, or $0.23 per diluted share.

SG&A expense for 2009 was $13.8 million, 10% of revenue, as compared to $14.9 million, or 8% of revenue, for the same period last year. The $1.1 million decrease in SG&A reflects reduced compensation expense, sales commissions and professional fees and services, but was partially offset by a $244,000 thermal equipment impairment charge related to the discontinuation of thermal treatment services at our Beatty, Nevada facility at the end of the year.

During the fourth quarter of 2009 we collected $661,000 in net proceeds for claims filed under our insurance policies.

Other income, primarily interest and royalty income, was $381,000 for 2009, down from $712,000 in 2008.  This reduction reflects lower prevailing interest rates and related interest income earned on investments.

Our effective income tax rate for 2009 was 40.5% as compared with 39.0% 2008.  This increase is primarily due to lower pre-tax earnings in the current year, which increases the impact of non-tax-deductible expenses on our effective tax rate and higher estimated state income taxes.

“2009 was significantly impacted by the lower Event Business, including lower waste volumes under our Army Corps contract,” commented Feeler.  “Fewer opportunities were available as private cleanup projects were deferred and government projects were hampered by the additional administrative requirements of The American Recovery and Reinvestment Act of 2009.  Despite these difficult economic conditions we were successful at expanding our customer portfolio and maintaining existing customer relationships with our Base Business customers, positioning us well for future growth.”

2010 Earnings and Capital Expenditure Outlook

Management currently projects 2010 earnings to range between $0.57 and $0.67 per diluted share.  While this is an absolute decrease in year-over-year earnings per share, it represents a 10% to 29% growth in core earnings over 2009 levels after excluding the earnings impact of the Honeywell Jersey City project and insurance proceeds.

“2009 was a challenging year for our Company as revenue and earnings declined from our record performance in 2008,” stated President and Chief Executive Officer, Jim Baumgardner.  “In response, we moved quickly to reduce costs and recalibrate the business to a changing market environment.  As a result we entered 2010 with a leaner cost structure, broader customer base, focused service offering, and powerful waste handling infrastructure.”

The Company expects much of the economic weakness experienced in 2009 to persist in 2010 with slow improvement over the course of the year.  Base business is expected to strengthen in 2010 as national and regional industrial production increases.  We forecast that our Event business will return in 2010, albeit slowly.  We also predict that volumes under our US Army Corps of Engineers contract will return to more historic levels after the softness seen in 2009.  Pricing for treatment and landfill services are projected to be relatively flat in 2010 compared to 2009.  While we generally believe that pricing pressure on our thermal services will persist throughout much of 2010, higher waste volumes and corresponding improvements in utilization could lead to improved pricing for thermal services later in the year.

Baumgardner continued, “While we continue to face economic uncertainties, our Company is financially stronger and better positioned in the marketplace than at any time in our history.  We have a solid book of Base business, a very competitive cost structure, a robust infrastructure, a terrific workforce, and a solid balance sheet.”

Concluding, Baumgardner said, “Despite the continuing difficult economic environment, we will diligently execute our business strategy and expect our business, excluding Honeywell, to grow organically in 2010.  In addition to organically growing our business, we are also focused on acquiring strategically aligned assets.”

Capital spending is estimated to range from $13 to $14 million for 2010, up from $9.4 million in 2009.  Capital spending in 2010 will be devoted primarily to the construction of additional disposal space and expanded treatment capacity at our Texas facility and ongoing equipment replacement company-wide.

Dividend

On January 4, 2010 the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on January 15, 2010.  This $3.3 million dividend was paid on January 22, 2010 using cash on hand.

Conference Call

US Ecology, Inc. will hold an investor conference call on Thursday, March 4, 2010 at 10 a.m. Eastern Standard Time (8:00 a.m. Mountain Standard Time) to discuss these results, its current financial position and its 2010 business outlook.  Questions will be invited after management’s presentation. Interested parties can join the conference call by dialing (866) 700-6293 or (617) 213-8835 and using the passcode 20083109.  The conference call will also be broadcast live on our website at www.usecology.com.  An audio replay will be available through March 11, 2010 by calling (888) 286-8010 or (617) 801-6888 and using the passcode 99785873. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.
US Ecology, Inc. (formerly known as American Ecology Corporation), through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as steel mills, medical and academic institutions, refineries, chemical manufacturing facilities and the nuclear power industry. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2010 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.’s December 31, 2008 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer, compliance with and changes to applicable laws and regulations, market conditions and production rates for the thermal recycling service at our Texas facility, our ability to replace business from completed Honeywell Jersey City project, access to cost effective transportation services, access to insurance and other financial assurances, loss of key personnel, lawsuits, adverse economic conditions including a tightened credit market, the timing or level of government funding or competitive conditions, incidents that could limit or suspend specific operations,  our ability to perform under required contracts, our willingness or ability to pay dividends and our ability to integrate any potential acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

US ECOLOGY, INC.
(formerly known as American Ecology Corporation)
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008

Revenue	$23,648	$44,041	$132,519	$175,827
Transportation costs	6,577	20,278	52,708	82,064
Other direct operating costs	9,436	11,365	43,535	44,322

Gross profit	7,635	12,398	36,276	49,441

Selling, general and administrative expenses	3,660	4,060	13,835	14,920
Insurance claim	(661)	-	(661)	-
Operating income	4,636	8,338	23,102	34,521

Other income (expense):
Interest income	13	101	116	413
Interest expense	-	(1)	(2)	(7)
Other	42	69	267	306
Total other income	55	169	381	712

Income before income taxes	4,691	8,507	23,483	35,233
Income tax expense	2,047	3,258	9,513	13,735
Net income	$2,644	$5,249	$13,970	$21,498

Earnings per share:
Basic	$0.15	$0.29	$0.77	$1.18
Diluted	$0.15	$0.29	$0.77	$1.18

Shares used in earnings per share calculation:
Basic	18,149	18,222	18,146	18,236
Diluted	18,172	18,258	18,173	18,290

Dividends paid per share	$0.18	$0.18	$0.72	$0.66

US ECOLOGY, INC.
(formerly known as American Ecology Corporation)
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2009	December 31, 2008
Assets

Current Assets:
Cash and cash equivalents	$31,347	$18,473
Short-term investments	1,395	-
Receivables, net	16,302	30,737
Prepaid expenses and other current assets	1,752	2,281
Income tax receivable	-	2,834
Deferred income taxes	41	417
Total current assets	50,837	54,742

Property and equipment, net	67,485	67,987
Restricted cash	4,800	4,716
Other assets	540	-
Total assets	$123,662	$127,445

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$4,264	$5,400
Deferred revenue	1,353	4,657
Accrued liabilities	4,150	4,398
Accrued salaries and benefits	1,735	2,895
Income tax payable	201	-
Current portion of closure and post-closure obligations	293	490
Current portion of capital lease obligations	11	10
Total current liabilities	12,007	17,850

Long-term closure and post-closure obligations	13,070	13,972
Long-term capital lease obligations	10	21
Deferred income taxes	5,077	3,660
Total liabilities	30,164	35,503

Contingencies and commitments

Stockholders’ Equity
Common stock	183	183
Additional paid-in capital	61,459	60,803
Retained earnings	34,446	33,544
Treasury stock	(2,590)	(2,588)
Total stockholders’ equity	93,498	91,942
Total liabilities and stockholders’ equity	$123,662	$127,445

US ECOLOGY, INC.
(formerly known as American Ecology Corporation)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Year Ended December 31,
	2009	2008
Cash Flows From Operating Activities:
Net income	$13,970	$21,498
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	9,046	10,641
Deferred income taxes	1,793	3,333
Stock-based compensation expense	655	820
Net loss on sale of property and equipment	296	34
Accretion of interest income	-	(15)
Changes in assets and liabilities:
Receivables, net	14,435	(1,315)
Income tax receivable	2,834	(1,840)
Other assets	(11)	753
Accounts payable and accrued liabilities	(1,054)	(1,815)
Deferred revenue	(3,304)	166
Accrued salaries and benefits	(1,160)	282
Income tax payable	201	-
Closure and post-closure obligations	(928)	(1,934)
Other	14	-
Net cash provided by operating activities	36,787	30,608

Cash Flows From Investing Activities:
Purchases of property and equipment	(9,405)	(13,617)
Purchases of short-term investments	(1,409)	(992)
Restricted cash	(84)	165
Proceeds from sale of property and equipment	64	14
Maturities of short-term investments	-	3,216
Net cash used in investing activities	(10,834)	(11,214)

Cash Flows From Financing Activities:
Dividends paid	(13,068)	(12,054)
Stock repurchases	(2)	(2,588)
Other	(9)	(10)
Tax benefit of common stock options	-	73
Proceeds from stock option exercises	-	1,095
Net cash used in financing activities	(13,079)	(13,484)

Increase in cash and cash equivalents	12,874	5,910

Cash and cash equivalents at beginning of period	18,473	12,563

Cash and cash equivalents at end of period	$31,347	$18,473